Exhibits 5.1 and 23.2

MARK N. SCHNEIDER

A PROFESSIONAL CORPORATION
4764 SOUTH 900 EAST, SUITE 3-C	TELEPHONE: (801) 263-3576
ATTORNEY AT LAW	SALT LAKE CITY, UTAH 84117	FACSIMILE: (801) 685-0949

July 10, 2007

Board of Directors

New Castle Ventures, Inc.

1845 Baywood Drive

Salt Lake City, Utah 84117

Re:	New Castle Ventures, Inc.

Registration Statement on Form SB-2

Gentlemen:

This firm has been retained by New Castle Ventures, Inc. (the “Company”), in connection with the registration statement on Form SB-2 to be filed by the Company with the Securities and Exchange Commission relating to the sale of up to 1,000,000 shares of common stock (the “Registration Statement”). You have requested that I render my opinion as to whether the shares of common stock, par value $0.001 per share (the “Stock”), proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

In connection with this engagement, I have examined the following:

(1)	the articles of incorporation of the Company;

(2)	the bylaws of the Company;

(3)	the Registration Statement; and

(4)	resolutions of the Company’s board of directors.

I have also examined such other corporate records and documents as I deemed necessary under the circumstances.

Based upon the above examination, I am of the opinion that the Stock, when issued and sold in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be duly authorized, validly issued, fully paid and nonassessable.

New Castle Ventures, Inc.

July 10, 2007

This firm consents to the use of this opinion as an exhibit to the Registration

Statement and further consents to the use of the name of this firm wherever appearing in the

Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

MARK N. SCHNEIDER
A Professional Corporation

/s/ Mark N. Schneider

Mark N. Schneider
President